Exhibit 99


For Immediate Release

Monday, July 10, 2000

Contact: David G. Ratz, Chief Administrative Officer
                  (740) 286-3283

Oak Hill Financial Reports Second Quarter Results

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) today reported net earnings for the three months ended June 30, 2000 of $1,806,000, or $.34 per diluted share. The second quarter 2000 earnings compare to the $1,804,000, or $.33 per diluted share, in net earnings that the company recorded for the second quarter of 1999. All historical financial information has been restated to reflect Oak Hill Financial's October 1, 1999 merger with Towne Financial Corp., which was accounted for as a pooling of interests.

Oak Hill Financial's total assets increased 14.8% over the prior year, ending the second quarter of 2000 at $640.8 million as compared to $558.1 million at June 30, 1999. The company's net loans at June 30, 2000 were $547.6 million, up 25.4% from June 30, 1999.

In reviewing the second quarter, Oak Hill Financial President and CEO John D. Kidd expressed satisfaction with the company's growth. "Loans grew at an annualized rate of 17.3% in the second quarter, and we have good momentum going."

"There's still pressure on the net interest margin," Kidd added. "The interest rate environment facing the banking industry has pushed liability costs up faster than asset yields. Still, while the margin is down from the first quarter, we're up over the fourth quarter of 1999 and ahead of the first six months of last year. Going forward, our loan growth should help support the margin."

Kidd highlighted significant improvements in the company's asset quality and non-interest income. "Nonperforming loans to total loans improved from 0.73% at March 31 to 0.29% at June 30, and net charge-offs were less than half of what they were in the first quarter" said Kidd. "Our lending and credit review people have been working hard on asset quality, and they've done a great job. Our goal is continued loan growth, so we have to keep our quality standards tight."

"Non-interest income, excluding gain on sale of loans, was up 20.7% for the second quarter of 2000 as compared to the seond quarter of 1999. The higher interest rates have cut the demand for mortgage loans, and thus our gain on sale of loans was below the prior year."

The recent Towne Financial merger added $118 million in assets and four offices in fast-growing areas of suburban Cincinnati to the company. Commenting on the progress of the merger, Kidd stated, "We're seeing improvements across the board. Commercial loan growth has been good, and we're bringing expenses in line."

Kidd also provided an update on the company's stock repurchase program, which was announced on April 11, 2000. He indicated that as of June 30, 2000, Oak Hill Financial had repurchased approximately 131,000 shares of its common stock, which represents slightly over 40% of the 320,000 shares authorized for the buyback program by the company's board of directors.

Oak Hill Financial is a community bank holding company headquartered in Jackson, Ohio. Its subsidiaries, Oak Hill Banks, Towne Bank, and Action Finance Company, operate 23 full-service banking offices, four bank loan production offices, and four consumer finance offices in 16 counties across southern Ohio.